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                                                                   Exhibit 99.1

          Farmstead Announces Results of Annual Stockholders' Meeting

        Stockholders Approve Company Name Change to "One IP Voice, Inc."

EAST HARTFORD, CT., July 19, 2006 -- Farmstead Telephone Group, Inc. (OTC-BB,
FTGP) today announced that at the Company's Annual Meeting held Thursday, July 13, 2006 its stockholders approved a proposal to allow the Company to change its corporate name from "Farmstead Telephone Group, Inc." to "One IP Voice, Inc.", adopting the name currently used by its wholly-owned hosted IP telephony subsidiary. At the Annual Meeting, the stockholders also approved (i) the re-election of its current slate of six Directors and the election to the Board, by the Series A Preferred stockholders, of Mr. Christopher L. Rafferty;
(ii) the appointment of Carlin Charron and Rosen, LLP as its independent auditors for fiscal 2006; and (iii) an increase in the number of common shares reserved for issuance under the Company's stock option plan from 2.3 million shares to 3.3 million shares. The Company expects to effectuate the name change and obtain a new listing symbol on the OTC Bulletin Board by the end of July.

About Farmstead
---------------
Farmstead Telephone Group, Inc. is a Platinum level member of Avaya's BusinessPartner program. Since 1984, Farmstead has been one of the nation's largest full service enterprise telecommunications providers with a comprehensive nationwide systems, services and parts network. Farmstead has garnered many prestigious awards for service, customer satisfaction and growth. Further information about Farmstead may be found at http://www.farmstead.com

About One IP Voice
------------------
One IP Voice is a wholly owned subsidiary of Farmstead Telephone Group providing Carrier-Based Hosted Voice over Intelligent Protocol (VoIP) solutions to Small to Medium Businesses nationwide. Further information about One IP Voice may be found at http://www.oneipvoice.com

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Company Contact:
----------------
Robert G. LaVigne, CFO
Farmstead Telephone Group, Inc.
Voice:  860-610-6002
Fax:     860-610-6001

Investor Contact:
-----------------
Dave Gentry or Sanford Diday
Aurelius Consulting Group, Inc.
407-644-4256
info@aurcg.com
http://www.runonideas.com

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This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.